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                                                                   EXHIBIT 10.12
                                ADDENDUM TO THE



                      DEVELOPMENT AGREEMENT OF 23.12.1996
           REGARDING THE DEVELOPMENT OF A TUNABLE LASER SOURCE MODULE



                                 by and between



                              HEWLETT-PACKARD GmbH

                            HERRENBERGER STRABE 130

                                71034 BOEBLINGEN

                                    GERMANY

                      - hereinafter referred to as "HP" -



                                      and




                                 NEW FOCUS INC.

                                2630 WALSH AVE.

                              SANTA CLARA CA 95051

                                      USA


                   - hereinafter referred to as "New Focus" -


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1.   If not expressly stated to the contrary herein, all provisions set forth in the Development Agreement of 23.12.1996 (the "Agreement") shall fully apply to this Addendum and shall remain in full force and effect.

2. Delivery by New Focus of the 30 production units as described in the Agreement shall be due on July 31, 1998. The per unit price for these production units shall remain unchanged at $[*].--([*] U.S. Dollars).

3. The parties hereto will agree on separate terms and conditions for a contract regarding the production and delivery of the Tunable Laser Source Modules as defined in Clause 11.1 of the Agreement. In amendment of
     Schedule 1 A.) 5. of the Agreement, the parties agree on an initial per unit price ("HP Purchase Price") of $[*]. -- ([*] U.S. Dollars) for the Module. This HP Purchase Price is based on the initial HP U.S. List Price for the Module of $[*]. -- ([*] U.S. Dollars). To the extent HP decreases or increases the HP U.S. List Price for the Module, New Focus will decrease or increase the HP Purchase Price by half of the percentage the HP List Price decreased or increased. If and to the extent the HP Purchase Price falls below $[*],-- ([*] U.S. Dollars), New Focus shall have the right to terminate the contract regarding the production and delivery of the Tunable Laser Source Modules. If and to the extent the HP List Price falls below $[*] -- ([*] U.S. dollars), HP shall have the right to terminate such contract. These rights of termination shall be specified in detail in such contract. It is understood between the parties hereto that, in this case, HP shall be absolutely free to manufacture the Modules itself or have the Modules manufactured and delivered by a third party provided licensing agreements as outlined in Clause 7 of this Addendum are strictly adhered to. In addition, HP shall not be responsible for any additional development costs associated with supplying HP with the PMF Option of the Module due to the fact that such additional development costs were already covered by the NRE payments documented in the Development Contract of December 23, 1996.

4. HP agrees to pay to New Focus an amount of $500,000.--(Five Hundred Thousand U.S. Dollars) within 30 days of the execution of this Addendum in order to ensure timely manufacturing and delivery of the Modules by New Focus. Payment shall be subject to New Focus providing HP a guarantee for 50% ($250,000.--Two Hundred-Fifty Thousand U.S. Dollars) of the above amount from an internationally recognized Bank substantially in the form as laid out in Schedule 1 hereto.

5. New Focus shall repay up to 50% ($250,000.--Two Hundred-Fifty Thousand U.S. Dollars) of the above amount to the extent that one or more of the following applies:

     (i) New Focus being in delay with any deadline set forth in the Agreement, this Addendum or the production and delivery contract; provided that a delay with respect to the delivery of the production units according to Clause 2 above shall


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          only trigger repayment if such delay exceeds one month and New Focus does not provide HP with reasonably sufficient justification for such delay and/or HP may not be reasonably expected to accept such delay and/or the delay has not been primarily caused by HP.

    (ii) New Focus being in default of any other material provision of the Agreement, this Addendum or the production and delivery contract.

   The following repayment schedule shall be binding:

   $[*].--([*] U.S. Dollars) on [*], 1998
   $[*].--([*] U.S. Dollars) on [*], 1998
   $[*].--([*] U.S. Dollars) on [*], 1998
   $[*].--([*] U.S. Dollars) on [*], 1998
   $[*].--([*] U.S. Dollars) on [*], 1998

   Clauses 5 (i) and 5(ii) of this Addendum shall not apply for any failure or delay in the performance of New Focus due to causes including, but not limited to, an act of God, an act of civil or military authority, fire, epidemic, flood, earthquake, riot, war, sabotage, and governmental action which are beyond its reasonable control; provided that New Focus: (i) promptly gives HP written notice of such cause and, in any event, within fifteen (15) calendar days of discovery thereof; and (ii) uses diligent efforts to correct such failure or delay in its performance.

6. In view of HP's exclusive rights of use as described in Clause 11 of the Agreement, the Parties agree upon the following:

   (i) New Focus may solely sell Modules in their completely assembled form (as defined by form factor, HW and SW interface) to HP.

   (ii) Until HP officially informs New Focus of the obsolescence of the Module, New Focus shall not in any way manufacture and/or sell the Module and/or the building blocks (defined as the complete assembled opto-mechanical sub-assembly including but not limited to, the diode laser, external cavity, cavity optics, and drive train, in the exact configuration) thereof either under its own brand name in a way that direct competition to the HP Module is created or to direct HP Module competitors (including but not limited to corporations such as Anritsu, Photonetics, EXFO, Tektronix, Santec etc.) without the expressed written consent of HP.

   Subject to the foregoing, none of HP's rights according to Clause 11 of the Agreement and Clause 7 of this Addendum nor any other of HP's rights under the Agreement shall be in any way affected hereby.


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7.    With respect to HP's rights of use pursuant to 11.1 of the Agreement, and to the extent HP decides to manufacture the Modules itself or decides to have the Modules manufactured and delivered by a third party, the Parties shall enter into negotiations regarding the amount of the license fee for the New Focus patent in question (U.S. Patent No.: 5,319,668). This license fee shall not exceed $[*]. -- ([*] U.S. Dollars) per manufactured Module. New Focus warrants that it is the sole owner of U.S. patent No. 5,319,668 and the therewith related applications [*] and [*] and any other patent or patent application claiming the priority of this patent or patent application.

      Furthermore, it is the understanding of the parties:

      (i) that no further royalty or license fees shall in any way be payable by HP to New Focus for the Module.

      (ii) that HP's use of the patent in question is limited to the Module in its completely assembled form (as defined by form factor, HW and SW interface).

8. No ancillary verbal agreements have been made. Any alterations and amendments hereto must be made in writing in order to be valid and must expressly indicate that they constitute an alteration or amendment hereto. This shall similarly apply to any waiver of this written form requirement.

      Should one or more of the provisions hereof be or become void or invalid, the parties hereto undertake to replace such a provision with a valid provision which approximates the economic purpose or intent of the void or invalid provision as closely as possible. The validity of the remaining provisions shall remain unaffected thereby.

For HP:                                For New Focus:

Boeblingen, 10/30/97                   Santa Clara, 11/6/97

/s/ WERNER BERKEL                      /s/ TIMOTHY DAY
-----------------------------          -----------------------------
Werner Berkel                          Timothy Day
Fiber Optic Test/Business Manager      Engineering/Vice President



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                               MID-PENINSULA BANK

October 23, 1997

Hewlett-Packard GmbH
Herrenberger Str. 130
71034 Boeblingen
Germany


Dear Sirs:

Mid-Peninsula Bank (the "Bank") herewith confirms that it has knowledge that Hewlett-Packard GmbH (hereinafter referred to as HP), Herrenberger Str. 130, 71034 Boeblingen, Germany has granted to New Focus, Inc. a payment in the amount of $USD500,000 (Five Hundred Thousand US Dollars). The payment to New Focus, Inc. is specified within the terms and conditions of the Addendum dated October 28, 1997 to the Development Agreement (the "Agreement") dated December 23, 1996 by and between HP and New Focus, Inc.

The Bank herewith provides assurance to HP as follows. The Bank, acting as a principal obligor, guarantees to HP prompt payment by New Focus, Inc. of all of its (repayment) obligations under the terms specified in that certain Addendum to the Agreement, in an amount not to exceed $USD250,000 (Two Hundred-Fifty Thousand US Dollars), such amount to exclude accrued interest and/or costs. In the event that New Focus, Inc. does not make payment to HP in accordance with Clause 5 of the Addendum to the Agreement, the Bank shall forthwith upon the first demand of HP, make payment to HP in such amount(s) (not to exceed $USD250,000 - Two Hundred-Fifty Thousand US Dollars) as was not paid by New Focus, Inc. (as if the Bank instead of New Focus, Inc. were expressed to be the principal obligor).

This guaranty shall remain in effect as long as New Focus, Inc. has a potential payment obligation towards HP under Clause 5 of the Addendum to the Agreement.

Mid-Peninsula Bank


By: /s/ MURRAY B DEY
    ---------------------------------
    Murray B. Dey
    Executive Vice President


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Schedule 1

GUARANTEE

     Whereas

     We, the undersigned, Bank, herewith confirm that we have knowledge that Hewlett-Packard GmbH, Herrenberger Str. 130, 71034 Boblingen, Germany has granted to New Focus payment of an amount of $500,000 -- (Five Hundred Thousand U.S. Dollars).

     Therefore

     We guarantee, as principal obligor, to HP prompt performance by New Focus of all its (repayment) obligations under the Addendum. We undertake with HP up to a maximum amount of $250,000 -- (Two Hundred-Fifty Thousand U.S. Dollars), such maximum amount not including accrued interest and/or costs, that whenever New Focus does not pay amount when due in accordance with Clause 5 of the Addendum, we shall forthwith on first demand pay that amount as if we instead of New Focus were expressed to be the principal obligor.

     This guarantee shall be valid until final performance of New Focus of all its obligations under the Agreement, the Addendum or the production and delivery contract.


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